                                October 6, 1998


THE DERBY CYCLE CORPORATION
LYON INVESTMENTS B.V.
c/o Raleigh USA Bicycle Co.
22710 72/nd/ Avenue South
Kent, Washington 98032

Re:  THE DERBY CYCLE CORPORATION AND LYON INVESTMENTS B.V.
     AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4
     FILE NO. 333-61191
     FILED AUGUST 11, 1998

Dear Ladies and Gentlemen:

     We have acted as special legal counsel to The Derby Cycle Corporation, a Delaware corporation ("DCC"), and Lyon Investments B.V., a company formed under the laws of The Netherlands ("Lyon," and together with DCC, the "Issuers"), for purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), and effecting an exchange of (1) up to $100,000,000 of the Issuers' 10% Senior Notes due 2008 (the "Exchange Dollar Notes") for the Issuers' outstanding 10% Senior Interest Bearing Notes due 2008 (the "Old Dollar Notes") and (2) up to DM100,000,000 of the Issuers' 9 3/8% Senior Notes due 2008 (the "Exchange DM Notes," and together with the Exchange Dollar Notes, the "Exchange Notes") for the Issuers' outstanding 9 3/8% Senior Notes due 2008 (the "Old DM Notes," and together with the Old Dollar Notes, the "Old Notes"). The Exchange Notes will be issued pursuant to an indenture governing the Exchange Dollar Notes and an indenture governing the Exchange DM Notes (the "Indentures"), dated as of May 14, 1998, by and among the Issuers and IBJ Schroder Bank & Trust Company, as Trustee. Capitalized terms used herein but not otherwise defined herein have the respective meanings ascribed to them in the Issuers' Registration Statement on Form S-4 (No. 333-61191) (the "Registration Statement").

     In arriving at the opinions set forth herein, we have, among other things, examined and relied upon the following:

     (a) the Registration Statement dated August 11, 1998, relating to the issuance by DCC and its wholly-owned subsidiary, Lyon Investments B.V., a corporation formed under the laws of The Netherlands, as co-issuers, of $100,000,000 in aggregate principal amount of 10% Senior Notes Due 2008 (the "Dollar Securities") and DM 110,000,000 aggregate principal amount of 9 3/8% Senior Notes due 2008 (the "DM Securities," and together with the Dollar Securities, the "Securities" and exhibits thereto);

     (b) an executed original of the Purchase Agreement among DCC, Chase Securities Inc., Chase Manhattan Bank AG and Chase Manhattan International Limited (the "Purchase Agreement");

THE DERBY CYCLE CORPORATION
LYON INVESTMENTS B.V.
October 6, 1998
Page 2


     (c) executed originals of the Dollar Securities Indenture, the DM Securities Indenture, the Dollar Securities and the DM Securities to be delivered on the date hereof;

     (d) an executed original of the Exchange and Registration Rights Agreement;

     (e) certified copies of resolutions adopted by DCC's Board of Directors on May 7, 1998;

     (f) copies of all certificates and other documents delivered today at the closing of the purchase and sale of the Securities and the consummation of the other transactions contemplated under the Purchase Agreement; and

     (g) such other documents, corporate records and other instruments as we have deemed necessary for the expression of the opinions contained herein.

     We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. We have also assumed that the Company is not subject to any law or regulation limiting the enforceability of the Indentures or the Exchange Notes other than the laws of the State of New York.

     All of the opinions contained in this letter with respect to the Company are subject to the assumption that, under the laws of their jurisdictions of incorporation, the Company: (i) is duly organized, validly existing and in good standing, (ii) has full corporation or organization power and authority to execute, deliver and perform its obligations under the Indentures and the Exchange Notes, (iii) has duly authorized by all necessary corporate action the execution, delivery and performance of the Indentures and the Exchange Notes,
(iv) has duly executed and delivered the Indentures and the Exchange Notes and
(v) is not subject to any law or regulation limiting the enforceability of the Indentures or the Exchange Notes against it.

     Subject to the further assumptions, qualifications, exclusions and other limitations which are identified in this letter and in the schedules attached to this letter, we advise you that when,

THE DERBY CYCLE CORPORATION
LYON INVESTMENTS B.V.
October 6, 1998
Page 3


as and if (i) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (ii) the Indentures shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Old Notes shall have been validly tendered to the Issuers and
(iv) the Exchange Notes shall have been issued in the form and containing the terms described in the Registration Statement, the Indentures and the resolutions of the Issuers' Boards of Directors authorizing the foregoing and any legally required consents, approvals, authorizations and other order of the Commission and any other regulatory authorities to be obtained, the Exchange Notes when issued pursuant to the Exchange Offer will be legally issued, fully paid and nonassessable and will constitute valid and binding obligations of the Issuers.

     Our advice on every legal issue addressed in this letter is subject to the General Qualifications that are recited in Schedule B to this Letter.
                                           ----------

     We express no opinion as to, or the effect or applicability of, any laws other than the laws of the State of New York. Our advice on every legal issue addressed in this letter is based exclusively on such laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within the state. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. Our opinions do not cover or otherwise address any provision in the Indentures or the Exchange of a kind identified in Schedule C. Provisions in
                                                   ----------
the Indentures which are not excluded by Schedule  C or any other part of this
                                         -----------
letter or its attachments are called the "Relevant Agreement Terms."
                                          ------------------------

     Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. It is possible that some Relevant Agreement Terms may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms.

     This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact of which the lawyers in our firm who have had significant involvement with the negotiation and preparation of the Indentures (namely, Stuart L. Mills and M. Gilbey Strub, herein called the "Designated

THE DERBY CYCLE CORPORATION
LYON INVESTMENTS B.V.
October 6, 1998
Page 4


Transaction Lawyers") did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason. The attached schedules are an integral part of this letter, references herein or therein to this letter include such schedules, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

     While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted. The term "actual knowledge" whenever it is used in this letter with respect to our firm means conscious awareness at the time this letter is delivered on the date it bears by the Designated Transaction Lawyers.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption titled "Legal Matters" in the Prospectus which is part of the Registration Statement.

     We do not find it necessary for purposes of this opinion, and accordingly do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to issuance of the Exchange Notes.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                         Yours very truly,



                                         KIRKLAND & ELLIS

                                  SCHEDULE A
                                  ASSUMPTIONS


     For purposes of the letter to which this Schedule is attached ("our
                                                                     ---
letter"), we have relied, without investigation, upon each of the following
------
assumptions:

(h) Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

(i) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(j) The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

(k) None of the Issuers is subject to any law or regulation, other than laws of the State of New York, limiting the enforceability of the Indentures, the Notes against the Issuers.

                                  SCHEDULE B
                            GENERAL QUALIFICATIONS


     The term "General Qualifications" as used in the letter to which this
Schedule is attached ("our letter") means the Bankruptcy and Insolvency Exception, the Equitable Principles Limitation, the Common Qualifications and the Other Qualifications set forth in this Schedule.

     Bankruptcy and Insolvency Exception.  Each of the opinions ("our opinions")
     -----------------------------------
     in our letter is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other laws of general applicability relating to or affecting the enforcement of creditors' rights from time to time in effect and to general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity). This exception includes:

     (a) the Federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

     (b) all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

     (c) state fraudulent transfer and conveyance laws; and

     (d) judicially developed doctrines relevant to any of the foregoing laws, such as substantive consolidation of entities.

     Equitable Principles Limitation.  Each of our opinions is subject to the
     -------------------------------
     effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles:

     (a) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

     (b) imposing duties and standard of conduct upon creditors;

     (c) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

     (d) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

     (e) requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

     (f) requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

     (g) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

     (h) affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.

     Common Qualifications.  Each of our opinions is subject to the effect of
     ---------------------
     rules of law that:

     (a) limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

     (b) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

     (c) limit the availability of a remedy under certain circumstances where another remedy has been elected;

     (d) provide a time limitation after which a remedy may not be enforced;

     (e) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

     (f) limit or affect the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party;

     (g) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

     (h) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

     (i) may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or

         (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

     (j) limit or affect the enforceability of provisions in the Indentures and the Exchange Notes deemed to impose the payment of interest;

     (k) limit or affect the enforceability of requirements in the Indentures and the Exchange Notes specifying that the provisions thereof may only be waived in writing to the extent that an oral or implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

     (l) limit or affect the enforceability of indemnification or contribution obligations which contravene public policy, including, without limitation, indemnification or contribution obligations which arise out of failure to comply with applicable state or federal securities law;

     (m) limit or affect the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in excess of the actual loss suffered by such party;

     (n) limit the recovery of legal fees and legal expenses by an indemnified person to reasonable attorneys' fees and legal expenses;

     Other Qualifications.  Each of our opinions is subject to the following
     --------------------
other qualifications:


     (a) provisions of any document or agreement which permit a party to take any action, to make any determination, or to benefit from indemnities and similar undertakings may be subject to a requirement that such action be taken or such determination be made or that any action or inaction by any party that may give rise to a request for payment under an such undertaking be taken or not taken, as the case may be, on a reasonable basis and in good faith;

     (b) a substantial body of case law treats guarantors as "debtors" under the Uniform Commercial Code (as enacted in the State of New York) (the "Code") thereby according guarantor the rights and remedies of debtors
          ----
         established by the Code;

     (c) we express no opinion as to the binding effect of the indemnification or contribution provisions of any document or agreement, insofar as said provisions might require indemnification or contribution with respect to any litigation by any indemnified person under an agreement against the Issuers determined adversely to such indemnified person under such agreement or with respect to any loss, cost or expense arising out of an indemnified person's negligence or willful misconduct or an violation by such indemnified person of any statutory duties, general principles of equity or public policy;

     (d) waivers of equitable rights and defenses may not be valid, binding and enforceable under New York law; and

     (e) we express no opinion with respect to the waivers set forth in any document or agreement insofar as they might not be broad enough to cover all situations which might arise for which a waiver could be found desirable.

                                  SCHEDULE C
                              EXCLUDED PROVISIONS


     None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following kinds of provisions which may be contained in the Indentures, the Notes:

1. Provisions constituting penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges or increased interest rates upon default.

2.   Provisions that contain a waiver of (i) broadly or vaguely stated rights,
     (ii) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (iii) unknown future defenses, (iv) rights to damages, (v) statutes of limitations, and (vi) other benefits to the extent they cannot be waived under applicable law.

3.   Provisions which purport to award attorneys' fees solely to one party.

4. Indemnification provisions of the Indentures insofar as said provisions contravene public policy or might require indemnification of, or payments to, any party with respect to any litigation by such party against any Issuer determined adversely to such party, of any loss, cost or expense arising of any violation by such party of statutory duties, general principles of equity or public policy.

5. Provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties.

6. Provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties.

7. Provisions, if any, which are contrary to the public policy of any jurisdiction to any extent that they are also contrary to the public policy of the State of New York.

8. Waivers of the right to trial by jury, agreements to submit to the jurisdiction of any particular court or other governmental authority, waivers of the right to assert forum nonconveniens, and other such waivers.

9. Provisions in the Indentures providing that any or all of the obligations thereunder are valid notwithstanding the invalidity of any other provisions in that agreement or in any other Transaction Agreement.

10. Provisions that provide for the appointment of a receiver, provisions appointing one party as an attorney-in-fact for an adverse party, provisions which provide a time limitation after which a remedy may not be enforced, and forum selection clauses and consent to jurisdiction clauses (both as to personal jurisdiction and subject matter jurisdiction).

11. Choice-of-law provisions, except to the extent a party brings an action to enforce the Indentures, or the Notes in a New York state court.